[EXHIBIT A]


                           AGREEMENT

   THIS AGREEMENT ("Agreement") is entered into by and between John Bylsma, an individual ("JB"); and Barbara Bylsma, an individual ("BB"), on June 30, 1999.

                            PREMISE

   WHEREAS, JB and BB are required to file Schedule 13D, and amendments thereto, as promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), due to their beneficial ownership of Innovative Technology Systems, Inc., a Florida corporation ("Innovative"), in excess of 5% of the outstanding shares of Innovative.

   NOW THEREFORE, based on the foregoing premise, which is incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements contained herein, and in reliance on the representations and warranties set forth in this Agreement, the benefits to be derived herein and for other valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

1.   JB and BB acknowledge that each are required to file
Schedule 13D, and amendments thereto, as promulgated under the Exchange Act, due to their beneficial ownership in excess of 5% of the outstanding shares of Innovative and, in the interest of consolidation and efficiency, desire to file a single statement pursuant to Rule 13d-1(f) of the Exchange Act.

2. JB and BB hereby consent to have a single Schedule 13D filed in a joint manner pursuant to Rule 13d-1(f) of the Exchange Act in fulfillment of the individual obligation of JB and the individual obligation of BB to file Schedule 13D, and amendments thereto.

   IN WITNESS WHEREOF, the signatures of the parties hereto evidence their mutual assent and acceptance of the Agreement as of the date first set forth above.


/s/John Bylsma
   John Bylsma, an Individual




/s/Barbara Bylsma
   Barbara Bylsma, an Individual